Exhibit 99.1

56 Prospect St., Hartford, Connecticut 06103-2818
800 Boylston St., Boston, Massachusetts 02199

News Release

Eversource Energy Announces Jim Judge Will Retire as Executive Chairman of the Board

Joe Nolan Named Chairman; Leadership Changes Effective December 31, 2022

HARTFORD, Conn. and BOSTON, Mass. (September 16, 2022) – Eversource Energy (NYSE: ES) today announced that Jim Judge, Executive Chairman of the Board of Trustees, will retire from the board effective December 31, 2022. As part of the company’s long-standing succession plan, Joe Nolan, President and CEO, will become Chairman of the Board.

Judge has served as Eversource’s Executive Chairman since May of 2021, remaining active in both investor and industry relations after a long career at the company that included roles as President, CEO and CFO. “It has been my distinct pleasure to have served the customers, shareholders and communities of Eversource. During my 45-year career with the company, changes in the industry have been extraordinary and I am confident that Joe is the leader who has the vision and experience to ensure a strong future for the company,” Judge said.

Joe Nolan was elected President, CEO and a Trustee in May of 2021, building on his 35-year career with the company and his critical work to advance Eversource’s environmental stewardship and clean energy strategy. “I’m very grateful to Jim for his mentorship and guidance that has provided positive results for Eversource. I look forward to building on that legacy as we lead the way in environmental and corporate responsibility, as well as reliable service to customers,” Nolan added.

Eversource’s Board of Trustees will continue to have a lead, independent trustee. On behalf of the company’s Board, Lead Independent Trustee William Van Faasen said, “Joe is a remarkable leader with extensive experience at Eversource and in the industry. We look forward to him assuming this additional role as an important next step in the company’s succession process. At the same time, the Board is truly grateful to Jim for his countless accomplishments and many years of service. I’ve had the pleasure of working with Jim as he led the company with the needs of customers, employees and all stakeholders as his top priority at all times.”

Eversource (NYSE: ES), celebrated as a national leader for its corporate citizenship, is the #1 energy company in Newsweek’s list of America’s Most Responsible Companies for 2021 and recognized as one of America’s Most JUST Companies. Eversource transmits and delivers electricity and natural gas and supplies water to approximately 4.4 million customers in Connecticut, Massachusetts and New Hampshire. The #1 energy efficiency provider in the nation, Eversource harnesses the commitment of approximately 9,200 employees across three states to build a single, united company around the mission of safely delivering reliable energy and water with superior customer service. The company is empowering a clean energy future in the Northeast, with nationally recognized energy efficiency solutions and successful programs to integrate new clean energy resources like solar, offshore wind, electric vehicles and battery storage, into the electric system. For more information, please visit eversource.com, and follow us on Twitter, Facebook, Instagram, and LinkedIn. For more information on our water services, visit aquarionwater.com.

MEDIA CONTACT:

Caroline Pretyman

617-424-2460

caroline.pretyman@eversource.com

INVESTOR CONTACT:

Jeff Kotkin

860-665-5154

jeff.kotkin@eversource.com

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